Exhibit 10.1
December 17, 2024

Scott Coiante

Dear Scott:

I extend this offer for you to join us as Senior Vice President and Chief Financial Officer at Lexicon Pharmaceuticals, Inc. (the “Company”), reporting to the Chief Executive Officer. This position will be located in our Bridgewater, NJ office.

The terms under which we are offering you this position are outlined below:

Start Date
We expect that you will begin work on January 2, 2025.

Base Salary
You will receive a monthly salary of $37,500 ($450,000 per year), paid in accordance with our standard payroll policies and subject to all withholdings and deductions as required by applicable law. We currently pay employees on the 15th and last day of each month.

Cash Bonus
You will be eligible for an annual cash bonus with a bonus target of up to 40% of your annual base salary. The actual amount of your bonus will be based upon achievement of individual and corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors. Bonuses for 2025 are expected to be determined and paid in the first quarter of 2026.

All bonus payments will be subject to our standard bonus payment policies, including tax withholding obligations.

Initial Stock Option Award
You will receive an option award under our 2017 Equity Incentive Plan (the “Plan”) giving you the right to purchase 230,000 shares of our common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date your employment with the Company commences. The stock option will vest and become exercisable according to the following schedule: (a) twenty-five percent (25%) of the total after twelve months from grant date and (b) one forty-eighth (1/48th) of the total after each subsequent month of employment thereafter, in each case if you have continuous employment. The stock option will have a ten-year term and will be subject to the terms and conditions of the Plan and our standard form of stock option agreement for Company officers, which you will receive after the stock option is granted.

Annual Equity Incentive Awards
You will also be eligible to receive annual equity incentive awards under the Plan, which have historically been awarded as (a) restricted stock units granting employees the right to receive shares of common stock for no additional consideration and/or (b) stock options granting employees the right to purchase shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date of grant.  Such annual equity incentive awards are contingent upon approval by the compensation committee of the board of directors and are granted during our annual compensation cycle, which typically occurs each February.  All terms and conditions of such awards will be governed by the terms of the Plan and any award agreement provided to you at the time of grant.

Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 100% of an employee’s contributions up to four percent of eligible compensation. You are also eligible for 20 days of Paid Time Off (PTO) annually, which is accrued per pay period.  All such benefits will be subject to eligibility and other provisions contained in the applicable governing documents or programs.

Clawback Policies
All incentive compensation provided to you as an employee of the Company will be subject to any policy (whether currently in existence or later adopted) established by the Company that provides for the clawback or other recovery of applicable amounts that were paid to you.

Background Check and Drug Testing
This job offer is contingent upon receipt of results of a satisfactory drug test, background check, verification of credentials and acceptable references.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of employee proprietary information agreement.

This letter does not create any term of employment, and both you and the Company will be free to terminate your employment at any time for any reason.

If you have any questions regarding this offer, please contact Wendy McDermott, Senior Vice President, Human Resources.

We believe that this offer represents an excellent opportunity for you and us, and that you have the capabilities to add significantly to our efforts.  If you find this offer to be acceptable, please indicate your acceptance by signing and returning a copy of this letter by December 18, 2024.

Sincerely,

/s/ Mike Exton

Mike Exton
Director and Chief Executive Officer

Accepted and agreed:

/s/ Scott Coiante
Scott Coiante

Date: December 18, 2024